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                                            File No. 333-16279
                                             Filed under Rule 424(b)(3)
First Golden American Life Insurance Company of New York
230 Park Avenue, Suite 966
New York, New York  10169

                              March 16, 1998

Dear First Golden Contract Holder:

First Golden American Life Insurance Company of New York ("First Golden") is pleased to distribute this supplement to your variable contract prospectus information* and to notify you of a proposal to replace all shares of the Portfolios of the Equi-Select Series Trust (the "ESS Trust") by substituting shares of certain Series of The GCG Trust (the "GCG Trust") in their place (the "Substitution"). Some of the shares to be replaced may be held on your behalf under the terms of your variable contract.

Recently, First Golden, together with its affiliated insurance companies (collectively, the "Companies"), on behalf of themselves, their separate accounts and the ESS and GCG Trusts filed an application with the Securities and Exchange Commission (the "Commission") requesting an order approving the Substitution. Upon obtaining such an order from the Commission, and subject to any prior approval by applicable insurance authorities, the Companies propose to effect the Substitution as soon as is practicable.

When approved, the following substitutions will occur:

   ESS TRUST PORTFOLIO TO BE REPLACED     GCG TRUST SUBSTITUTE SERIES
   ----------------------------------     ---------------------------
   Growth & Income Portfolio              Growth & Income Series
   Research Portfolio                     Research Series
   Total Return Portfolio                 Total Return Series
   Value + Growth Portfolio               Value + Growth Series
   International Fixed Income Portfolio   Global Fixed Income Series
   OTC Portfolio                          Mid-Cap Growth Series
   Money Market Portfolio                 Liquid Assets Series
   Mortgage-Backed Securities Portfolio   Limited Maturity Bond Series
   Advantage Portfolio                    Limited Maturity Bond Series

This proposal for substitution is being made to provide a transfer of the assets of each Portfolio of the ESS Trust into similar Series of the GCG Trust in order to reduce operating expenses and create larger economies of scale from which a further reduction of expenses is anticipated. Contract holders will benefit directly from any reduction of Trust expenses. You will not bear any expense associated with the Substitution.

Two of the Series of the GCG Trust to be substituted, the Liquid Assets and Limited Maturity Bond Series, already exist and may be offered currently under your variable contract.

-------------------
*    This supplement updates the following prospectus:
First Golden's GoldenSelect DVA Plus NY Deferred Combination Variable and Fixed Annuity Prospectus, dated May 6, 1997 as amended July 9, 1997, October 29, 1997 and January 5, 1998.


                                                 First Golden

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First Golden Contract Holder
March 16, 1998
Page 2


The other Series are not available under your contract now, but will be made available at the time of substitution. Some of the existing ESS Trust Portfolios may not be available under the terms of your variable contract, and, generally, there is no plan to make the corresponding GCG Trust Series available.

A contract holder with holdings in the ESS Trust, prior to the date of Substitution, may transfer or reallocate the value in his or her division in the ESS Trust to any division currently available under his or her variable contract including those divisions of the GCG Trust from now until the Substitution without any limitation or charges. Moreover, following the Substitution for a period of 30 days, unlimited transfers or reallocations will be permitted without any limitation or charge. After the 30 days, any division transfers or reallocations will be subject to the current restrictions, if any, described in your contract Prospectus.

Enclosed is an updated Prospectus for the GCG Trust detailing all Series currently available. Some of these Series may not be available under the terms of your variable contract. Please refer to your contract prospectus for the GCG Trust Series available currently to you. Also enclosed is a supplement GCG Trust Prospectus which describes those Series of the GCG Trust which are not offered currently, but will be, effective with the substitution. You may obtain additional Prospectuses by writing or calling at the address or telephone number set out below.

The Companies believe, based on a review of existing federal income tax laws and regulations, that the Substitution will not have any tax consequences to contract holders.

Upon obtaining the requested order for substitution from the Commission, and subject to any prior approval by applicable insurance authorities, the Companies will effect the Substitution by simultaneously placing an order to redeem the shares of the Portfolios of the ESS Trust and an order to purchase shares of Series of the GCG Trust. Contract holders will not bear any expenses associated with the Substitution. Directed Services, Inc., Equitable Life Insurance Company of Iowa, Golden American Life Insurance Company and First Golden American Life Insurance Company of New York will bear all expenses attributable to the Substitution. After the Substitution has been completed, Customer Service will send affected contract holders a notice within five days.

If you have any questions, please call Customer Service at 800-963-9539.


Sincerely,

Terry L. Kendall
President,  First Golden American Life Insurance Company  of
New York




                                                 First Golden

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First Golden American Life Insurance Company of New York
230 Park Avenue, Suite 966
New York, New York  10169

                              March 16, 1998

Dear Empire PrimElite Contract Holder:

First Golden American Life Insurance Company of New York ("First Golden") is pleased to distribute this supplement to your variable contract prospectus information* and to notify you of a proposal to replace all shares of the Portfolios of the Equi-Select Series Trust (the "ESS Trust") by substituting shares of certain Series of The GCG Trust (the "GCG Trust") in their place (the "Substitution"). Some of the shares to be replaced may be held on your behalf under the terms of your variable contract.

Recently, First Golden, together with its affiliated insurance companies (collectively, the "Companies"), on behalf of themselves, their separate accounts and the ESS and GCG Trusts filed an application with the Securities and Exchange Commission (the "Commission") requesting an order approving the Substitution. Upon obtaining such an order from the Commission, and subject to any prior approval by applicable insurance authorities, the Companies propose to effect the Substitution as soon as is practicable.

When approved, the following substitutions will occur:

   ESS TRUST PORTFOLIO TO BE REPLACED     GCG TRUST SUBSTITUTE SERIES
   ----------------------------------     ---------------------------
   Growth & Income Portfolio              Growth & Income Series
   Research Portfolio                     Research Series
   Total Return Portfolio                 Total Return Series
   Value + Growth Portfolio               Value + Growth Series
   International Fixed Income Portfolio   Global Fixed Income Series
   OTC Portfolio                          Mid-Cap Growth Series
   Money Market Portfolio                 Liquid Assets Series
   Mortgage-Backed Securities Portfolio   Limited Maturity Bond Series
   Advantage Portfolio                    Limited Maturity Bond Series

This proposal for substitution is being made to provide a transfer of the assets of each Portfolio of the ESS Trust into similar Series of the GCG Trust in order to reduce operating expenses and create larger economies of scale from which a further reduction of expenses is anticipated. Contract holders will benefit directly from any reduction of Trust expenses. You will not bear any expense associated with the Substitution.

Two of the Series of the GCG Trust to be substituted, the Liquid Assets and Limited Maturity Bond Series, already exist and may be offered currently under your variable contract.

-------------------
*    This supplement updates the following prospectus:
First Golden's Empire PrimElite Deferred Combination
Variable and Fixed Annuity Prospectus, dated May 6, 1997 as amended July 9, 1997, October 29, 1997 and January 5, 1998.

                                                 Empire PrimElite

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
Empire PrimElite Contract Holder
March 16, 1998
Page 2


The other Series are not available under your contract now, but will be made available at the time of substitution. Some of the existing ESS Trust Portfolios may not be available under the terms of your variable contract, and, generally, there is no plan to make the corresponding GCG Trust Series available.

A contract holder with holdings in the ESS Trust, prior to the date of Substitution, may transfer or reallocate the value in his or her division in the ESS Trust to any division currently available under his or her variable contract including those divisions of the GCG Trust from now until the Substitution without any limitation or charges. Moreover, following the Substitution for a period of 30 days, unlimited transfers or reallocations will be permitted without any limitation or charge. After the 30 days, any division transfers or reallocations will be subject to the current restrictions, if any, described in your contract Prospectus.

Enclosed is an updated Prospectus for the GCG Trust detailing all Series currently available. Currently, none of these Series is available under the terms of your variable contract. Please refer to your contract prospectus for the investment options available currently to you. Effective with the substitution, the Liquid Asset Series of the GCG Trust will replace the Money Market Portfolio of the ESS Trust. You may obtain additional Prospectuses by writing or calling at the address or telephone number set out below.

The Companies believe, based on a review of existing federal income tax laws and regulations, that the Substitution will not have any tax consequences to contract holders.

Upon obtaining the requested order for substitution from the Commission, and subject to any prior approval by applicable insurance authorities, the Companies will effect the Substitution by simultaneously placing an order to redeem the shares of the Portfolios of the ESS Trust and an order to purchase shares of Series of the GCG Trust. Contract holders will not bear any expenses associated with the Substitution. Directed Services, Inc., Equitable Life Insurance Company of Iowa, Golden American Life Insurance Company and First Golden American Life Insurance Company of New York will bear all expenses attributable to the Substitution. After the Substitution has been completed, Customer Service will send affected contract holders a notice within five days.

If you have any questions, please call Customer Service at 800-963-9539.


Sincerely,

Terry L. Kendall
President,  First Golden American Life Insurance Company  of
New York

                                                 Empire PrimElite